Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Rambus Inc. of our report dated February 23, 2018 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Rambus Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017.

/s/ PricewaterhouseCoopers LLP

San Jose, California

May 24, 2018